Exhibit 10.4

FORM OF

SECOND AMENDMENT TO AMENDED AND

RESTATED CREDIT AND GUARANTY AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (this “Agreement”) is made and entered into as of November [    ], 2017, by and among SAILPOINT TECHNOLOGIES, INC., a Delaware corporation, as Company, SAILPOINT TECHNOLOGIES INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company, as a Guarantor, the other Credit Parties party hereto, the Lenders party hereto and GOLDMAN SACHS BANK USA (“GSB”), as Administrative Agent (in such capacity, “Administrative Agent”).

WHEREAS, Company, the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time and GSB, as Administrative Agent, Collateral Agent and Lead Arranger, are party to that certain Amended and Restated Credit and Guaranty Agreement, dated as of November 2, 2016 (as amended by that certain First Amendment to Amended and Restated Credit and Guaranty Agreement, dated as of June 28, 2017, and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), whereby Lenders have extended to Company certain credit facilities pursuant to the Credit Agreement and the other Credit Documents;

WHEREAS, Company has requested that Administrative Agent and Lenders make certain amendments to the Credit Agreement; and

WHEREAS, Administrative Agent and the Lenders are willing to make such amendments subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Definitions. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement, after giving effect to this Agreement.

2.    Amendments. Subject to the terms and conditions set forth herein, and in reliance on the representations, warranties, covenants and agreements contained in this Agreement:

(a)    Section 1.1 of the Credit Agreement is hereby amended by deleting the defined terms “Applicable Margin”, “Change of Control”, “Fee Letter” and “Subject Transaction” in their entirety and inserting the following in lieu thereof in the proper alphabetical order:

“Applicable Margin” means (a) for any applicable periods prior to the First Amendment Effective Date, the Applicable Margin (as defined in this Agreement prior to the First Amendment Effective Date), (b) for the period beginning on the First Amendment Effective Date and ending on, but not including, the Second Amendment Effective Date, (i) seven percent (7.00%) for LIBOR Rate Loans and (i) six and one-half percent (6.50%) for Base Rate Loans and (c) for the period from and after the Second Amendment Effective Date, (i) four and one-half percent (4.50%) for LIBOR Rate Loans and (i) four percent (4.00%) for Base Rate Loans.

“Change of Control” means, at any time, (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Permitted Investors (I) shall have acquired beneficial ownership of twenty-five percent (25%) or more on a fully diluted basis of the, direct or indirect, voting and/or economic interest in the Capital Stock of Parent or Holdings or (II) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Parent or Holdings; (b) Holdings shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Company; or (c) except pursuant to a transaction permitted by Section 6.9, Company shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of its Subsidiaries.

“Fee Letter” means the second amended and restated letter agreement regarding certain fees and dated as of the Second Amendment Effective Date between Company and Administrative Agent.

“Subject Transaction” as defined in Section 6.8(f).

(b)    Section 1.1 of the Credit Agreement is hereby further amended by inserting the new defined terms “Auditor”, “Qualified IPO” and “Second Amendment Effective Date” in the proper alphabetical order as follows:

“Auditor” as defined in Section 5.1(c).

“Qualified IPO” means an initial public offering by Parent of its Capital Stock pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act and other applicable law, the total net cash proceeds received by Parent as a result of which are at least $100,000,000.

“Second Amendment Effective Date” means November [    ], 2017.

(c)    Section 1.1 of the Credit Agreement is hereby further amended by deleting each of the following terms: “Fixed Charge Coverage Ratio” and “RNR”.

(d)    Section 1.1 of the Credit Agreement is hereby further amended by (i) deleting the brackets and words “[intentionally reserved]” in clause (a)(ix) of the definition of the term “Consolidated Adjusted EBITDA” and (ii) inserting in lieu thereof the following:

(ix)    payments actually made to or on behalf of Holdings or Parent for (A) out-of-pocket legal, accounting, filing costs and other overhead expenses, in any case under this clause (A), to the extent (I) actually incurred in the ordinary course of business and paid to non-Affiliates for the benefit of Company and its Subsidiaries or otherwise actually related to Holdings’ or Parent’s ownership of Company and its Subsidiaries, and (II) not exceeding $250,000 in the aggregate in any trailing twelve month period, and (B) director fees, expenses and indemnities actually incurred in the ordinary course of business and paid to directors of Holdings or Parent, to the extent not exceeding $350,000 in the aggregate in any trailing twelve month period;

(e)    Section 2.13(i) of the Credit Agreement is hereby amended by deleting the existing text of such Section in its entirety and by inserting, in lieu thereof, the following text:

(i)    Receipt of IPO Proceeds. On the date of receipt by Parent, any Credit Party or any of their respective Subsidiaries of any net proceeds of an initial public offering of Parent, any such Credit Party or any of their respective Subsidiaries, including, for clarity, from a Qualified IPO, Company shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in the amount equal to one hundred percent (100%) of such proceeds. Notwithstanding anything to the contrary set forth in the Credit Documents (including, without limitation, the immediately preceding sentence and
Section 2.14(b)), the Company shall prepay with the proceeds of the Qualified IPO the Loans and certain other Obligations on the Second Amendment Effective Date, as follows:

first, the Company shall pay all fees and all expenses due and payable to the Agents as specified in Section 10.2, to the full extent thereof; and

second, the Company shall pay (i) to each Lender holding a Term Loan (other than Goldman Sachs Bank USA) or any outstanding Revolving Loans (other than Goldman Sachs Bank USA), an amount equal to the sum of (A) 100% of the aggregate outstanding principal amount of, and accrued interest and any premium on, the Term Loan and the outstanding Revolving Loans held by each such Lender (without a corresponding reduction of any Revolving Commitments with respect thereto), and (B) any and all other Obligations due and payable to each such Lender and (ii) to Goldman Sachs Bank USA, solely in its capacity as a Lender holding a Term Loan, an amount equal to the sum of (A) the amount necessary to reduce the aggregate outstanding principal amount of its Term Loan to $70,000,000, (B) all accrued interest and any premium due and payable on the principal amount required to be prepaid pursuant to clause (ii)(A) and (C) all other Obligations due and payable as a result of such prepayment. For clarity, any remaining proceeds of the applicable Qualified IPO, after the payments referenced above are made, shall be retained by the Credit Parties.

(f)    Section 5.1(b) of the Credit Agreement is hereby amended by deleting the existing text of such Section in its entirety and by inserting, in lieu thereof, the following text:

(b)    Quarterly Financial Statements. (i) If Holdings is required to file a Form 10-Q under the Exchange Act, a copy of the Form 10-Q of Holdings, within 2 Business Days after the date on which Holdings files or is required to file its Form 10-Q under the Exchange Act (after giving effect to any extension pursuant to Rule 12b-25 under the Exchange Act (or any successor rule)) and, unless otherwise included in such Form 10-Q, comparative form figures for the preceding Fiscal Year or (ii) if Holdings is not required to file a Form 10-Q under the Exchange Act, within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and in Microsoft Excel format, together with a Financial Officer Certification;

(g)    Section 5.1(c) of the Credit Agreement is hereby amended by deleting the existing text of such Section in its entirety and by inserting, in lieu thereof, the following text:

(c)    Annual Financial Statements. (i) If Holdings is required to file a Form 10-K under the Exchange Act, a copy of the Form 10-K of Holdings, within 2 Business Days after the date on which Holdings files or is required to file its Form 10-K under the Exchange Act (after giving effect to any extension pursuant to Rule 12b-25 under the Exchange Act (or any successor rule)) and, unless the audit report and opinion of an Auditor (as defined below) in such Form 10-K satisfies the requirements of clauses (b)(I) and (II) of Section 5.1(c)(ii) below, a report and opinion of an Auditor which satisfies such requirements or (ii) if Holdings is not required to file a Form 10-K under the Exchange Act, within one hundred twenty (120) days after the end of each Fiscal Year, (a) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail and in Microsoft Excel format, together with a Financial Officer Certification with respect thereto; and (b) with respect to such consolidated financial statements a report thereon of Grant Thornton LLP or other independent certified public accountants of recognized national standing selected by Holdings and reasonably satisfactory to Administrative Agent; it being agreed that any “Big Four” accounting firm shall be reasonably acceptable to the Administrative Agent (such auditor, the “Auditor”), which report (I) shall be unqualified as to going concern and scope of audit (other than with respect to an upcoming maturity date of any Loan), and (II) shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(h)    Section 6.5 of the Credit Agreement is hereby amended by adding the following new clause (i) thereto (immediately following the end of clause (h) thereof):

; and (i) from and after the consummation of a Qualified IPO, the payment of any Restricted Junior Payment (including the consummation of any irrevocable redemption) within sixty (60) days after the date of the declaration of such Restricted Junior Payment (or the giving of the applicable redemption notice, as the case may be), as long as at the date of such declaration or notice, as the case may be, the Restricted Junior Payment would have been permitted under this Agreement.

(i)    Section 6.8(b) of the Credit Agreement is hereby amended by deleting the existing text of such Section in its entirety and by inserting, in lieu thereof, the following text:

(b)    Leverage Ratio Holdings shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the first Fiscal Quarter ending after the Second Amendment Effective Date, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
For each of such Fiscal Quarters ending on or before December 31, 2018	3.00:1.00
For each of the Fiscal Quarters ending thereafter	2.50:1.00

(j)    Sections 6.8(a), 6.8(c), 6.8(d) and 6.8(e) to the Credit Agreement are hereby deleted in their entirety and replaced, in each case, with “[Intentionally Reserved]”.

(k)    Section 6.8(f) of the Credit Agreement is hereby amended by deleting the existing text of such Section in its entirety and by inserting, in lieu thereof, the following text:

(f)    Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenant set forth in this Section 6.8, Consolidated Adjusted EBITDA (and, as applicable, Cash EBITDA) shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments approved by Administrative Agent in its sole discretion) using the historical audited financial statements for the fiscal year then most recently ended of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

3.    Delivery. On the date hereof, the Company shall deliver to the Administrative Agent a revised Schedule 4.2 reflecting the capital structure of the Company and Holdings after giving effect to the Qualified IPO.

4.    Consent; Assignment. For the avoidance of doubt, each Lender hereby consents to the order and manner (including, without limitation, the non-pro rata application of payments) in which the Loans and other Obligations will be paid on the Second Amendment Effective Date as a result of the consummation by Parent of a Qualified IPO as set forth in the second sentence of Section 2.13(i) of the Credit Agreement (as amended hereby). In addition, each Lender (other than Goldman Sachs Bank USA) with a Revolving Commitment agrees that, on and as of the Second Amendment Effective Date, after receipt of the amounts owing to such Lender under Section 2.13(i) (including payment in full of all Term Loans and Revolving Loans owing to such Lender as of such date), such Lender shall execute an Assignment Agreement in accordance with Section 10.6 of the Credit Agreement in favor of Goldman Sachs Bank USA transferring such Lender’s Revolving Commitment as of such date to Goldman Sachs Bank USA. Each Lender further agrees that the provisions of this Section 4 shall be binding on any successor or assignee to such Lender.

5.    Acknowledgements and Agreements. The Credit Parties, as a material inducement to Administrative Agent and the Lenders to enter into this Agreement, hereby reaffirm and ratify the Credit Documents. This Agreement is not intended, and shall not be construed as an amendment of, or any kind of extension, consent or waiver related to any transaction under, the Credit Agreement or any other Credit Document, other than as expressly set forth herein in accordance with the express terms hereof, and Agents, Lenders and Issuing Bank accordingly reserve all of their respective rights under the Credit Agreement and the other Credit Documents. Administrative Agent’s and Lenders’ making the amendments contained herein does not and shall not create (nor shall Company or any other Credit Party rely on the existence of or claim or assert that there exists) any obligation of any Agent, Lender or Issuing Bank to consider or agree to any further waivers, consents or amendments and, in the event that Agents, Lenders or Issuing Bank subsequently agree to consider any further waivers, consents or amendments, neither this Agreement nor any other conduct of any Agent, Lender or Issuing Bank shall be of any force or effect on any Agent’s, Lender’s or Issuing Bank’s consideration or decision with respect thereto, and Agents, Lenders and Issuing Bank shall have no obligation whatsoever to consider or agree to any further waivers, consents or amendments.

6.    Representations, Warranties, Covenants and Acknowledgments. To induce Administrative Agent and the Lenders to enter into this Agreement, each Credit Party does hereby:

(a)    represent and warrant to Administrative Agent and the Lenders that (i) as of the date hereof, after giving effect to this Agreement, all of the representations and warranties made or deemed to be made under the Credit Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically relate to an earlier date (in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date); (ii) as of the date hereof, there exists no Default or Event of Default under the Credit Agreement or any other Credit Document or would result from this Agreement becoming effective in accordance with its terms; (iii) each Credit Party has the power and is duly authorized to execute, deliver and perform this Agreement and perform under the Credit Agreement as amended by this Agreement; and (iv) each of this Agreement and the Credit Agreement, as amended by this Agreement, is the legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; and

(b)    reaffirm each of the agreements, covenants, indemnities and undertakings of such Credit Party set forth in the Credit Agreement and each other Credit Document to which it is a party and executed in connection therewith or pursuant thereto as if such Credit Party were making such agreements, covenants, indemnities and undertakings on the Second Amendment Effective Date; and

(c)    acknowledge and agree that no right of offset, defense, counterclaim, claim, cause of action or objection in favor of such Credit Party against any Agent, Issuing Bank or any Lender exists arising out of or with respect to (i) this Agreement, the Credit Agreement or any other Credit Document to which it is a party, or (ii) any other documents to which it is a party now or heretofore evidencing, securing or in any way relating to the foregoing; and

(d)    acknowledge and agree that this Agreement shall be deemed a “Credit Document” for all purposes under the Credit Agreement; and

(e)    neither this Agreement nor any document executed in connection hereof shall be deemed to constitute a refinancing, substitution or novation of the Credit Agreement, any Credit Document, the Obligations or any other obligations and liabilities thereunder.

7.    Conditions Precedent to this Agreement. The effectiveness of this Agreement is subject to the following conditions precedent:

(a)    Documents. Administrative Agent and the Lenders shall have received executed counterparts of the following, in each case, in form and substance reasonably satisfactory to Administrative Agent and the Lenders: (i) this Agreement; (ii) an Acknowledgement and Consent from Thoma Bravo, LLC, in the form attached hereto, (iii) the Fee Letter (as defined after giving effect to this Agreement), (iv) the Schedule required to be delivered under Section 3 above and (v) the Assignment Agreements from each applicable Lender, as set forth under Section 4 above (which, for clarity, may be delivered in escrow by such Lenders subject to receipt of the applicable payments under clause (c) below).

(b)    Expenses. Company shall pay Administrative Agent and the Lenders all of their reasonable and documented out of pocket costs and expenses in connection with this Agreement in accordance with the Credit Agreement (including, without limitation, all reasonable and documented out of pocket fees, expenses and disbursements of outside counsel to Administrative Agent and the Lenders).

(c)    Payoff.

(i)    Each Lender (other than Goldman Sachs Bank USA) shall have received in cash the full amount of Obligations (including, without limitation, principal, interest, the Second Amendment Prepayment Premium (as defined in the Fee Letter (as defined after giving effect to this Agreement)), fees, expenses and other Obligations (other than un-asserted contingent indemnification obligations) owing to such Lender as of the Second Amendment Effective Date), as set forth in a written notice to Company delivered to Company one (1) Business Day prior to the Second Amendment Effective Date; and

(ii)    Goldman Sachs Bank USA shall have received in cash the amount of Obligations (including, without limitation, principal, interest, the Second Amendment Prepayment Premium (as defined in the Fee Letter (as defined after giving effect to this Agreement)), fees, expenses and other Obligations) owing to Goldman Sachs Bank USA under the second sentence of Section 2.13(i) of the Credit Agreement on the Second Amendment Effective Date.

8.    Effect; Relationship of Parties. Except as expressly modified hereby, the Credit Agreement and each other Credit Document shall be and remain in full force and effect, and shall constitute the legal, valid, binding and enforceable obligations of each Credit Party to Agents, Issuing Bank and Lenders, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. The relationship of Agents, Issuing Bank and Lenders, on the one hand, and each Credit Party, on the other hand, has been and shall continue to be, at all times, that of creditor and debtor and not as joint venturers or partners. Nothing contained in this Agreement (or any instrument, document or agreement delivered in connection herewith), the Credit Agreement or any other Credit Document shall be deemed or construed to create a fiduciary relationship between or among the parties.

9.    Release. In further consideration of Administrative Agent’s and Lenders’ execution of this Agreement, each Credit Party, individually and on behalf of its successors (including, without limitation, any trustees acting on behalf of such Credit Party and any debtor-in-possession with respect to such Credit Party), assigns, subsidiaries and Affiliates (collectively, the “Releasors”), hereby forever releases each Agent, each Issuing Bank and each Lender and their respective successors, assigns, parents, subsidiaries, Affiliates, officers, employees, directors, agents and attorneys (collectively, the “Releasees”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, whether known or unknown, whether matured or unmatured, whether fixed or contingent that such Releasor has or may have against the Releasees, or any of them, which arise from or relate to any actions which the Releasees, or any of them, have or may have taken or omitted to take in connection with the Credit Agreement or the other Credit Documents prior to the date hereof (including, without limitation, with respect to the Obligations, any Collateral, the Credit Agreement, any other Credit Document) and any third parties liable in whole or in part for the Obligations. This provision shall survive and continue in full force and effect whether or not each Credit Party shall satisfy all other provisions of this Agreement or the other Credit Documents, including payment in full of all Obligations. Each Releasor understands, acknowledges and agrees that the foregoing release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Credit Party hereby agrees to indemnify and hold the Releasees, or any of them, harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of, arising from or relating to any proceeding by or on behalf of any Person, including, without limitation, officers, directors, agents, trustees, creditors, partners or shareholders of any Credit Party or any parent, subsidiary or Affiliate of any Credit Party, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statutes, regulation, common law principle or otherwise arising from or in connection with any matter which is the subject of the release set forth in this Section 9. The foregoing indemnity shall survive the payment in full of the Obligations and the termination of this Agreement and the other Credit Documents.

10.    Miscellaneous. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (any of which may be delivered via facsimile or electronic mail in portable document format), each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, when taken together, shall constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages hereto (and of the other documents required to be delivered hereunder) by facsimile or electronic mail in portable document format shall constitute effective execution and delivery of this Agreement (and such other documents) and may be used in lieu of the original Agreement (or in lieu of the original of such other documents) for all purposes. Signatures of the parties transmitted by facsimile or electronic mail in portable document format shall be deemed to be the parties’ original signatures for all purposes. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. This Agreement shall be governed by, and construed and enforced according to, the laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law) thereof. Each of the parties hereto accepts the non-exclusive jurisdiction of any state or federal court of competent jurisdiction in the State, County and City of New York for any judicial proceeding arising under or relating to this Agreement, to the full extent set forth in Section 10.15 of the Credit Agreement. Each of the parties hereto hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising under this Agreement, to the full extent set forth in Section 10.16 of the Credit Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written negotiations, agreements and understandings of the parties with respect to the subject matter hereof.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Credit Parties, Administrative Agent and the Lenders have caused this Agreement to be duly executed by their respective duly authorized representatives as of the date first set forth above.

SAILPOINT TECHNOLOGIES INC., as Company

By:
Name:
Title:

SAILPOINT TECHNOLOGIES INTERMEDIATE HOLDINGS, LLC, as a Guarantor

By:
Name:
Title:

SAILPOINT INTERNATIONAL, INC., as a Guarantor

By:
Name:
Title:

GOLDMAN SACHS BANK USA,
as Administrative Agent, a Lender and Issuing Bank

By:
Name:
Title:

TPG SPECIALTY LENDING, INC.,
as a Lender

By:
Name:
Title:

OAKTREE STRATEGIC INCOME CORPORATION, as a Lender		FS SENIOR FUNDING II LLC, as a Lender

By:	Oaktree Capital Management, L.P.	By:	Oaktree Strategic Income Corporation
Its:	Investment Adviser	Its:	Designated Manager

By:		By:	Oaktree Capital Management, L.P.
Name:		Its:	Investment Advisor
Title:
By:
By:		Name:
Name:		Title:
Title:
By:
Name:
Title:

OAKTREE SPECIALTY LENDING CORPORATION, as a Lender		FS SENIOR FUNDING LTD., as a Lender

By:	Oaktree Capital Management, L.P.	By:	Oaktree Strategic Income Corporation
Its:	Investment Adviser	Its:	Manager

By:		By:	Oaktree Capital Management, L.P.
Name:		Its:	Investment Adviser
Title:
By:
By:		Name:
Name:		Title:
Title:
By:
Name:
Title:

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges and consents to the foregoing Second Amendment to Amended and Restated Credit and Guaranty Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Acknowledgement and Consent as of this      day of November, 2017.

THOMA BRAVO, LLC, as Subordinated Lender

By:
Name:
Title